Exhibit 99.1

FOR IMMEDIATE RELEASE
FRIDAY, MAY 21, 1999

                 GOLD BANC ANNOUNCES CLOSING OF PUBLIC OFFERING
                  OF $35 MILLION IN TRUST PREFERRED SECURITIES
                            BY GBCI CAPITAL TRUST II

LEAWOOD, Kansas -- May 21, 1999 -- Gold Banc Corporation, Inc., (NASDAQ: GLDB), announced today the closing of a public offering of 1,400,000 Trust Preferred Securities by GBCI Capital Trust II, (NASDAQ: GLDBO), a statutory business trust established by the Company in 1999 for the exclusive purpose of issuing and selling trust securities and using the proceeds to purchase the Company's Junior Subordinated Debentures. The underwriters have pending an option to purchase an additional 210,000 Trust Preferred Securities pursuant to their over-allotment option. The public offering price was $25.00 per Trust Preferred Security with a coupon rate of 9.12%.

The offering was made through an underwriting group led by Advest, Inc. and US Bancorp Piper Jaffray, Inc. Prior redemption is permitted under certain circumstances, such as changes in tax or regulatory capital rules. The net proceeds from the sale of the debentures will be used to repay in full the parent company's long-term debt, acquire for cash banks and permissible non-bank entities and for general corporate purposes. The Federal Reserve System has approved securities of this type as Tier I capital for regulatory capital purposes. The Trust Preferred Securities are guaranteed by Gold Banc on a subordinated basis. A copy of the final prospectus relating to these securities can be obtained from the offices of the underwriters.

Gold Banc is a multi-bank holding company with $1.15 billion in total assets as of March 31, 1999.